EXHIBIT 99.1

FOR IMMEDIATE RELEASE
For more information, contact:
Barry A. Rothman
Visual Data Corporation
954-917-6655
brothman@vdat.com

Visual Data Reports Second Quarter Results

Pompano Beach, FL May 14, 2003 Visual Data Corporation (Nasdaq: VDAT), a business services provider that specializes in webcasting and audio and video transport and collaboration services, today announced its financial results for the second quarter and six months ended March 31, 2003.

For the three months ended March 31, 2003, revenue decreased 34% to $1,639,303, from $2,476,818 for the three months ended March 31, 2002. The Company incurred a consolidated net loss of $1,076,340, or $.03 per share, for the three months ended March 31, 2003, compared to a consolidated net loss of $5,193,477, or $.23 per share, for the three months ended March 31, 2002.

For the six months ended March 31, 2003, revenue decreased 13% to $3,516,805, from $4,036,795 for the six months ended March 31, 2002. The Company incurred a loss from continuing operations of $2,250,120, or $.07 per share, for the six months ended March 31, 2003, compared to a loss from continuing operations of $6,598,317, or $.34 per share, for the six months ended March 31, 2002. The Company incurred a consolidated net loss of $2,250,120, or $.07 per share, for the six months ended March 31, 2003, compared to a consolidated net loss of $7,361,293, or $.38 per share, for the six months ended March 31, 2002.

Included in the loss from continuing operations during the three and six month periods ended March 31, 2002, is a non-cash, non-recurring charge of approximately $3.6 million, for a reserve against the debenture received as proceeds from the sale of its Golf Society of the U.S. subsidiary.

Gail Babitt, Visual Data’s chief financial officer, noted that “the Company incurred a continuing operations EBITDA (earnings before interest, taxes, depreciation and amortization, as well as non-cash option expense) loss of approximately $473,000 during the three months ended March 31, 2003, compared to a continuing operations EBITDA loss of about $491,000 during the three months ended March 31, 2002. In calculating the continuing operations EBITDA for the three months ended March 31, 2003, the Company removed the positive impact of $315,000 of other income that was recorded during the period and which was the result of the settlement of certain obligations of the Company. The Company was able to settle these obligations for less than original cost as a result of cash available from the financing completed in May 2003.

The Visual Data Reports Second Quarter Results

improvement achieved in the Company’s cash burn rate during the recently ended second quarter of fiscal 2003 is due largely to the success of our ongoing cost containment program and corresponding efforts to improve operating efficiencies. Also, our Travel Group has transitioned from a division that burns cash to one that is cash flow positive when unburdened by corporate overhead.”

“With respect to the decline in revenues during the recently ended second quarter of fiscal 2003, it should be noted that results during the second quarter of fiscal 2002 benefitted from a one-time studio construction project for a single client of approximately $368,000.” said Randy Selman, president and chief executive officer of Visual Data. “In addition, revenues from our Network Solutions Group declined by approximately $161,000 due to reduced equipment sales and rentals that resulted from cash constraints which limited our ability to purchase new inventory. In this respect, our overall revenues were affected by cash constraints during the quarter, which severely limited our sales and marketing activities. This situation was further compounded by a weaker economy and decreases in corporate spending during the period leading up to the start of the war in Iraq. In the past month, however, we have seen that pattern improve. In addition, our recently completed financing transaction enabled us to settle obligations with inventory suppliers, which resulted in our ability to commence new inventory purchases. It has also given us the ability to better fund our sales and marketing activities. We therefore believe that revenues from our Webcasting and Network Solutions Groups will show improvement during the third quarter of fiscal 2003.”

A conference call and webcast to discuss these results, as well as other recent corporate developments, will be held on Thursday, May 15, 2003, at 4:15 pm (EST). The dial in phone number is 1-800-253- 6872, and the webcast of the conference call may be accessed online at: http://www.visualwebcaster.com/event.asp?id=14887.

About Visual Data Corporation

Visual Data Corporation (http://www.vdat.com) is a business services provider, specializing in meeting the webcasting needs of corporations, government agencies and a wide range of organizations, as well as providing audio and video transport and collaboration services for the entertainment, advertising and public relations industries.

(financial tables follow)

Visual Data Reports Second Quarter Results

COMPARATIVE OPERATING HIGHLIGHTS
(UNAUDITED)

	For the Three Months Ended March 31,

	2003		2002

Revenue		$1,639,303		$2,476,818

Loss from continuing operations		(1,076,340)		(5,191,803)

Discontinued operations:
Loss from golf, leisure and syndication group		—		—
Loss from financial solutions group		—		(1,674)

Loss from discontinued operations		—		(1,674)

Consolidated net loss		$(1,076,340)		$(5,193,477)

Loss per common share:
Continuing operations	$	( .03)	$	( .23)
Discontinued operations		—		—

Consolidated net loss per common share	$	( .03)	$	( .23)

Weighted average shares outstanding		32,652,464		22,303,986

	For the Six Months Ended March 31,

	2003		2002

Revenue		$3,516,805		$4,036,795

Loss from continuing operations		(2,250,120)		(6,598,317)

Discontinued operations:
Loss from golf, leisure and syndication group		—		(588,760)
Loss from financial solutions group		—		(174,216)

Loss from discontinued operations		—		(762,976)

Consolidated net loss		$(2,250,120)		$(7,361,293)

Loss per common share:
Continuing operations	$	( .07)		$(.34)
Discontinued operations		—		( .04)

Consolidated net loss per common share	$	( .07)	$	( .38)

Weighted average shares outstanding		32,039,441		19,242,472

This press release contains forward-looking statements, some of which may relate to Visual Data Corporation, and which involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in Visual Data Corporation’s filings with the Securities and Exchange Commission.